As filed with the Securities and Exchange Commission on October 31, 2024
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UMH PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	22-1890929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ	07728
(Address of Principal Executive Offices)	(Zip Code)

UMH PROPERTIES, INC. 401(k) PLAN
 (Full title of the plan)

Craig Koster, General Counsel
UMH Properties, Inc.
3499 Route 9 North, Suite 3C
Freehold, NJ 07728
(732) 577-9997
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer
Non-accelerated filer		(Do not check if smaller reporting company)	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 under the Securities Act of 1933 is filed by UMH Properties, Inc. (the “Company”) for the purpose of registering (i) up to 500,000 shares of common stock, par value $0.10 per share (the “Common Stock”), of the Company to be purchased from time to time under the UMH Properties, Inc. 401(k) Plan (the “401(k) Plan”) by the Trustee (as defined in the 401(k) Plan) with contributions made by the Company and with salary deferrals by those participants who elect to invest in the Company’s Common Stock Fund under the 401(k) Plan; and (ii) an indeterminate amount of plan interests issuable under the 401(k) Plan.

PART I
 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in the 401(k) Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

 PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated in and made a part of this Registration Statement by reference, in each case as of their respective dates:

•
The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 28, 2024 (including information specifically incorporated by reference into such Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 5, 2024 in connection with the Company’s Annual Meeting of Stockholders held on May 29, 2024);

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the Commission on May 2, 2024 and August 6, 2024, respectively;

•
The Company’s Current Reports on Form 8-K filed with the Commission on March 13, 2024, April 4, 2024, May 30, 2024 and September 16, 2024 (other than any information in such reports that was “furnished” but not “filed”); and

•
The description of the common stock which is contained in the Company’s registration statement on Form 8-A filed with the Commission on February 28, 2012, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or reports filed for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission subsequent to the filing date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information in such documents that is “furnished” but not “filed”) prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequent filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Maryland. The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, other than liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The Company’s charter contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.

The Company’s charter requires it, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to its directors and officers, whether serving the Company or at its request any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of the Company. The Company’s charter authorizes it to provide the same indemnification and advancement of expenses to employees and agents of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered into indemnification agreements with its directors and executive officers which generally provide that the Company is required to indemnify any director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which such director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of the Company; and (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The following is a list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Exhibit

5.1
Not applicable.  (As the use of original issuance securities under this Registration Statement is not contemplated, no opinion as to the legality of the shares is included in this filing in accordance with Item 8(a) of Form S-8.  In the event original issuance securities are hereafter offered and sold, an opinion of counsel will be filed by amendment.)

5.2*	Internal Revenue Service Opinion Letter

23.1*	Consent of PKF O’Connor Davies, LLP.

24.1	Powers of Attorney (included on the signature page).

107*	Calculation of Filing Fee Table

Item 9.	Undertakings

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)
Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant had been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Freehold, State of New Jersey, on October 31, 2024.

UMH PROPERTIES, INC.

By:	/s/ SAMUEL A. LANDY
Samuel A. Landy
President, Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel A. Landy, Anna T. Chew and Craig Koster, and each of them, his or her true and lawful attorneys in fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) of and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys in fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys in fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EUGENE W. LANDY	Chairman of the Board	October 31, 2024
Eugene W. Landy

/s/ SAMUEL A. LANDY	President, Chief Executive Officer (Principal Executive Officer), Director	October 31, 2024
Samuel A. Landy

/s/ ANNA T. CHEW	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer), Treasurer and Director	October 31, 2024
Anna T. Chew

/s/ AMY BUTEWICZ	Director	October 31, 2024
Amy Butewicz

/s/ JEFFREY A. CARUS	Director	October 31, 2024
Jeffrey A. Carus

/s/ KIERNAN CONWAY	Director	October 31, 2024
Kiernan Conway

/s/ MATTHEW HIRSCH	Director	October 31, 2024
Matthew Hirsch

/s/ MICHAEL P. LANDY	Director	October 31, 2024
Michael P. Landy

/s/ STUART D. LEVY	Director	October 31, 2024
Stuart D. Levy

/s/ WILLIAM E. MITCHELL	Director	October 31, 2024
William E. Mitchell

/s/ ANGELA D. PRUITT-MARRIOTT	Director	October 31, 2024
Angela D. Pruitt-Marriott

/s/ KENNETH K. QUIGLEY, JR.	Director	October 31, 2024
Kenneth K. Quigley, Jr.

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Freehold, State of New Jersey, on October 31, 2024.

UMH PROPERTIES, INC. 401(k) PLAN

By:	UMH PROPERTIES, INC. (as Plan Administrator)
By:	/s/ ANNA T. CHEW
Anna T. Chew
Executive Vice President and Chief Financial Officer